UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2016

CHECKPOINT THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-55506	47-2568632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor, New York, New York		10014
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 652-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

(a)           On April 12, 2016, Checkpoint Therapeutics, Inc. (the “Company”) entered into a second amendment (the “Second Amendment”) to the Exclusive License Agreement, made effective as of March 2, 2015 and amended as of October 5, 2015 (the “License Agreement”) between the Company and Dana-Farber Cancer Institute, Inc. (“DFCI”). Pursuant to the Second Amendment, Schedules 2 and 4 of the License Agreement were revised to include additional intellectual property, know-how and antibodies pertaining to DFCI Invention #C2195. Article 3.2 of the License Agreement was also amended to include an additional diligence-based milestone for a “Developability Assessment” (as such term is defined in the Second Amendment), which milestone will be achieved one hundred eighty days following the effective date of the Second Amendment. The Second Amendment further provides for an Amendment Upfront Fee (as such term is defined in the Second Amendment) of $10,000 to be paid to the Company by DFCI upon the effectiveness of the Second Amendment. Finally, upon the conclusion of the one hundred eighty day Developability Assessment period, the Company will pay DFCI a milestone payment of $100,000 if the Company elects to continue with research and clinical development of certain antibodies. However, should the Company elect not to continue with such research and clinical development following the expiration of the one hundred eighty day Developability Assessment period, the Second Amendment will terminate.

On November 3, 2016, the Company elected to continue with research and clinical development of various antibodies under the Second Amendment and subsequently entered into a third amendment (the “Third Amendment”) to the License Agreement. Pursuant to the Third Amendment, Exhibit A of the License Agreement was amended in full so as to provide for a modified description of DFCI Invention #C2195.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CHECKPOINT THERAPEUTICS, INC.

/s/ James F. Oliviero
	Name: Title:	James F. Oliviero President and Chief Executive Officer

November 9, 2016